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                                  EXHIBIT 10.1

                           UMPQUA HOLDINGS CORPORATION

                              EMPLOYMENT AGREEMENT

                                       FOR

                                  WILLIAM FIKE

                            DATED AS OF MAY 12, 2005

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                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is by and between Umpqua Holdings Corporation ("Umpqua") and William Fike ("Officer"), effective as of May 12, 2005.

1 PURPOSE AND DURATION OF AGREEMENT. The purpose of this Agreement is to set forth the terms of Officer's employment with Umpqua and to provide Officer benefits in certain circumstances where Officer's employment is terminated or a Change in Control (defined below) occurs. This Agreement, including the severance provisions governed by ERISA, shall expire five (5) years from the date first written above.

2 EMPLOYMENT. Umpqua, either directly or through one of its wholly owned subsidiaries, employs the Officer and Officer accepts that employment on the terms and conditions contained in this Agreement. Officer's employment will commence on May 12, 2005 (the "Commencement Date").

3 NO TERM OF EMPLOYMENT. Notwithstanding the term of this Agreement, Umpqua may terminate Officer's employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement.

4 DUTIES; POSITION.

            4.1 Position. Officer shall be employed as President of Umpqua Bank, California Region, and will perform such duties as may be designated by Umpqua's Board of Directors (the "Board") or Umpqua's President or Chief Executive Officer to whom Officer will directly report (the "Supervisor").

            4.2 Obligations of Officer.

            (a) Officer agrees that to the best of Officer's ability and experience, Officer will at all times loyally and conscientiously perform all of the duties and obligations required of Officer pursuant to the express and implicit terms of this Agreement and as directed by the Board or the Supervisor.

            (b) Officer shall devote Officer's entire working time, attention and efforts to Umpqua's business and affairs, shall faithfully and diligently serve Umpqua's interests and shall not engage in any business or employment activity that is not on Umpqua's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board and (b) passive investments that do not involve Officer providing any advice or services to the businesses in which the investments are made.

5 COMPENSATION.

            5.1 Base Compensation. For services performed under this Agreement, Officer shall be entitled to $25,000 per month ($300,000 on annualized basis) ("Base Salary"), which Umpqua may increase in its sole discretion, as well as perquisites provided to Umpqua's officers. Officer shall be entitled to participate, under the terms of the respective plans, group health insurance, long-term disability insurance, 401(k) plan, as well as such other compensation or benefits as approved by the Board. Officer is entitled to four weeks vacation per year.

            5.2 Incentive Compensation. Officer is eligible to participate in the 2005 Executive Incentive Compensation Plan, under which Officer will have an opportunity to earn incentive compensation targeted at 50% of Officer's base salary. For 2005, Officer shall be guaranteed a minimum incentive payment of 50% of his 2005 base salary. In subsequent years, Officers will be eligible to participate in the incentive compensation plans, as approved by the Board.

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            5.3 Other Perquisites. Officer's monthly dues for the Montreux
Country Club, will be reimbursed through the monthly expense report pursuant to Umpqua's reimbursement policy. Officer will receive $600 per month as a car allowance. Officer will also have access to a vehicle owned by Umpqua, the gasoline expenses and maintenance expenses for which will be reimbursed by Umpqua.

            5.4 Stock Options. Subject to the Board's approval, as of the Commencement Date, Officer will be granted a non-qualified stock option to purchase 50,000 shares of Umpqua's common stock, pursuant to the 2003 Stock Incentive Plan. The option will vest 20% per year over five years. Subsequent stock option grants will be at the Board's discretion.

            5.5 Deferred Compensation. Officer will be entitled to participate in a deferred compensation plan, under which Officer may voluntarily defer compensation.

            5.6 Sign-On Bonus. As a sign-on bonus, the Officer will receive a bonus of $30,000 that will be paid within 30 days of the Commencement Date.

            5.7 Relocation Expenses.

                  (a) Umpqua will reimburse Officer for two (2) house-hunting trips, up to three (3) days, for the purpose of finding a new residence in the Roseville/Sacramento area. Eligible expenses for reimbursement include economical airfare or car mileage, car rental (if needed), lodging and meals.

                  (b) Umpqua will reimburse Officer for moving expenses in an amount not to exceed the cost estimate provided by Umpqua's relocation contractor. Umpqua will reimburse Officer for the cost of driving two automobiles, at the current approved mileage rate.

                  (c) Umpqua will reimburse Officer for out of pocket living expenses incurred between the Commencement Date and June 30, 2005, as well as for transportation expenses incurred while traveling from Danville, California to the Roseville between the Commencement Date and June 30, 2005.

6 TERMINATION.Officer's employment may be terminated before the expiration of this Agreement as described in this Section, in which event Officer's compensation and benefits shall terminate except as otherwise provided in this Agreement.

            6.1 For Cause. Upon Umpqua's termination of Officer's employment for Cause (as defined in Section 7.1 below) ("Termination For Cause").

            6.2 Without Cause. Upon Umpqua's termination of Officer's employment without Cause, with or without notice, at any time in Umpqua's sole discretion, for any reason (other than for Cause, death, or Disability) or for no reason ("Termination Without Cause"). A Change in Control does not in itself constitute Termination Without Cause.

            6.3 For Good Reason. Upon Officer's termination of the employment for Good Reason (as defined in Section 7.2 below) ("Termination For Good Reason").

            6.4 Death or Disability. Upon Officer's death or Disability (as defined in Section 7.3 below).

            6.5 Resignation. Upon Officer's voluntary resignation in writing, which shall be given to Umpqua at least 60 days prior to the effective date of such resignation ("Resignation"); provided, Resignation shall not be permitted if an event has occurred that would give rise to Termination for Cause.

7 DEFINITIONS.

            7.1 Cause. For the purposes of this Agreement, "Cause" for Officer's termination will exist upon the occurrence of one or more of the following events:

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            (a) Dishonest or fraudulent conduct by Officer with respect to the performance of Officer's duties with Umpqua;

            (b) Conduct by Officer that materially discredits Umpqua or any of its subsidiaries or is materially detrimental to the reputation of Umpqua or any of its subsidiaries, including but not limited to conviction or a plea of nolo contendere of Officer of a felony or crime involving moral turpitude;

            (c) Officer's willful misconduct or gross negligence in performance of Officer's duties under this Agreement, including but not limited to Officer's refusal to comply in any material respect with the legal directives of the Board or the Supervisor, if such misconduct or negligence has not been remedied or is not being remedied to the Board's reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the misconduct or negligence, has been delivered by the Board to Officer;

            (d) An order or directive from a state or federal banking regulatory agency requesting or requiring removal of Officer or a finding by any such agency that Officer's performance threatens the safety or soundness of Umpqua or any of its subsidiaries; or

            (e) A material breach of Officer's fiduciary duties to Umpqua if such breach has not been remedied or is not being remedied to the Board's reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the breach, has been delivered by the Board to Officer.

            7.2 Good Reason. For purposes of this Agreement, "Good Reason" for Officer's resignation of employment will exist upon the occurrence of one or more of the following events, without Officer's consent, if Officer has informed Umpqua in writing of the circumstances described below in this Section that could give rise to resignation for Good Reason and Umpqua has not removed the circumstances within thirty (30) days of the written notice:

                  (a) A material reduction of Officer's Base Salary, unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all senior officers of Umpqua;

                  (b) A requirement for Officer to relocate to a facility or location more than 50 miles from the location where Officer is currently employed; or

                  (c) A material adverse change in the Officer's title or line of reporting.

            7.3 Disability. For purposes of this Agreement, "Disability" shall mean that (i) Officer has been unable to perform Officer's duties under this Agreement as a result of Officer's incapacity due to physical or mental illness for at least 90 consecutive calendar days or 150 calendar days during any consecutive 12 month period and (ii) a physician selected by Umpqua and its insurers and acceptable to Officer or Officer's legal representative (with such agreement on acceptability of the physician not to be unreasonably withheld), determines the incapacity to be (a) total and permanent and (b) prohibiting of Officer's ability to perform the essential functions of Officer's position with or without reasonable accommodation.

            7.4 Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when any of the following events take place:

                  (a) Any person (including any individual or entity), or persons acting in concert, become(s) the beneficial owner of voting shares representing fifty percent (50%) or more of Umpqua;

                  (b) A majority of the Board is removed from office by a vote of the Umpqua's shareholders over the recommendation of the Board then serving; or

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                  (c) Umpqua is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of Umpqua immediately prior to the transaction do not own or continue to own (i) at least forty percent (40%) of the shares of the surviving company (if the then current CEO of Umpqua continues as CEO of the surviving organization), or (ii) at least a majority of the shares of the surviving organization (if the then current CEO of Umpqua does not continue as CEO of the surviving organization).

8. PAYMENT UPON TERMINATION. Upon termination of Officer's employment for any of the reasons set forth in Section 6 above, Officer will receive payment for all Base Salary and benefits accrued as of the date of Officer's termination ("Earned Compensation"), which shall be paid by the end of the business day following termination or sooner if required by applicable law.

9. SEVERANCE BENEFIT.In the event of Termination Without Cause or Termination for Good Reason, in addition to receiving Earned Compensation, Officer will receive a severance benefit equal to the greater of (i) nine (9) months Base Salary, based on Officer's Base Salary just prior to termination or (ii) two weeks for every year of employment with Umpqua (the "Severance Benefit"). The Severance Benefit shall be paid in equal installments over the number of months of continued Base Salary, starting on the next regular payday following termination. Receipt of the Severance Benefit is conditioned on Officer having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Officer having revoked the Separation Agreement. Receipt and continued receipt of the Severance Benefit is further conditioned on Officer not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement. Officer shall not be required to mitigate the amount of any payments under this Section (whether by seeking new employment or otherwise) and no such payment shall be reduced by earnings that Officer may receive from any other source.

10. CHANGE IN CONTROL BENEFIT

            10.1 Post Change in Control Termination. After a Change in Control and for a period continuing for one year following a Change in Control, in the event of Termination Without Cause, Termination For Good Reason, or Resignation within 30 days after reassignment to a position that is not substantially equivalent, instead of receiving the Severance Benefit set forth in Section 9 above, Officer shall receive 24 months Base Salary, based on Officer's Base Salary just prior to the termination of employment, as well as 200% of the incentive compensation Officer received for the previous year (the aforementioned Base Salary and incentive are collectively referred to as the "Change in Control Benefit"). The Change in Control Benefit shall be paid in equal installments over 24 months, starting on the next regular payday following termination. Receipt of the Change in Control Benefit is conditioned on Officer having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Officer having revoked the Separation Agreement. Receipt and continued receipt of the Change in Control Benefit is further conditioned on Officer not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement. Officer shall not be required to mitigate the amount of any payments under this Section (whether by seeking new employment or otherwise) and no such payment shall be reduced by earnings that Officer may receive from any other source.

            10.2 Pre-Change in Control Termination. In the event Officer's employment is terminated within six (6) months prior to an announcement of a definitive agreement that ultimately results in a Change in Control, provided Officer was entitled to receive the Severance Benefit under Section 9, in addition to the Severance Benefit, Officer will receive an additional 15 months Base Salary and 200% of the incentive compensation Officer received for the previous year (the "Supplemental Change in Control Benefit"). The Supplemental Change in Control Benefit will be paid in equal installments over 15 months, starting the later of the next pay period following the last payment of the Severance Benefit or the next pay period following the Change in Control. Receipt and continued receipt of the Supplemental Change in Control Benefit is further conditioned on Officer not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.

11. CHANGE IN CONTROL RETENTION INCENTIVE. If Officer remains employed for 12 months

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following a Change in Control, Officer will receive 12 months Base Salary and
100% of the incentive compensation Officer received for the previous year (the aforementioned Base Salary and incentive are collectively referred to as the "Retention Incentive"). The Retention Incentive shall be paid in equal installments over 12 months, starting on the next regular payday following the first anniversary of the Change in Control. Receipt of the Retention Incentive is conditioned on Officer not being in violation of any material term of this Agreement. If Officer receives a benefit under this Section 11, such benefit shall cease when Officer begins to receive any benefit under Section 10.

12. LIMITATION ON BENEFITS. 12.1 IRC 280G Adjustment. If the benefit payments under this Agreement, either alone or together with other payments to which the Officer is entitled to receive from Umpqua, would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the benefit payments pursuant to the foregoing provisions, shall be made by mutual agreement of Umpqua and Officer or if no agreement is possible, by Umpqua's accountants.

            12.2 Limitation on Severance or Change in Control Benefit. Notwithstanding any other provision in this Agreement, Umpqua shall make no payment of any benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the "FDIC") as the same may be amended from time to time, and if such payment is so prohibited, Umpqua shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

13. EXECUTIVE SEVERANCE PLAN

            13.1 In General. Those provisions of this Agreement (including this Section) related to the Severance Benefit set forth in Section 9 and Change in Control Benefit set forth in Section 10 constitute part of the terms of the Umpqua Holdings Corporation Executive Severance Plan (the "Executive Severance Plan") with respect to the Officer, and such terms and the general terms of the Executive Severance Plan established by Umpqua shall comprise the entirety of the Executive Severance Plan as it applies to the Officer. Umpqua intends for the Plan to be considered a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act ("ERISA"), and a plan which is unfunded and maintained by the Umpqua solely for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of ERISA Regulation Section 2520.104-24. A copy of the Executive Severance Plan will be furnished to the Officer upon request.

            13.2 Administration of Executive Severance Plan. Umpqua's Chief Executive Officer and Human Resources Director are each plan administrators (the "Plan Administrator") of the Executive Severance Plan and the Plan Administrator shall have the discretionary authority to administer and construe the terms of the Executive Severance Plan, including the authority to decide if Officer is entitled to the Severance Benefit or Change in Control Benefit and the authority to determine if there is Termination For Cause or Termination For Good Reason.

            13.3 Claims Procedures. The Officer may file a claim for a payment under the Executive Severance Plan by filing a written request for such a payment with the Plan Administrator. If the Plan Administrator prescribes a form for such a claim, the claim must be filed on such form. The claim should be sent to the attention of the Plan Administrator of the Executive Severance Plan at the address set forth for Umpqua in Section 20.

            If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Officer within 90 days of the Plan Administrator's receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time is required, written notice of the extension shall be furnished to Officer prior to the termination of the initial 90-day period. Such extension notice shall indicate the special circumstances and the date by which the Plan Administrator expects to issue a determination with respect to the claim. The period of the extension will not exceed 90 days beyond the termination of the original 90-day period. If the Plan Administrator does not provide written notice, Officer may deem the claim denied and seek review according to the appeals

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procedures set forth below.

            The notice of denial of Officer's claim shall state:

            a. the specific reasons for the denial;

            b. specific references to pertinent provisions of the Executive Severance Plan on which the denial was based;

            c. a description of any additional material or information needed for Officer to perfect his or her claim and an explanation of why the material or information is needed; and

            d. a statement (1) that Officer may request a review upon written application to the Plan Administrator, review or receive (free of charge) pertinent Plan documents and records, and submit issues and comments in writing, (2) that any appeal that Officer wishes to make of the adverse determination must be in writing to the Plan Administrator within sixty (60) days after the Officer receives notice of denial of benefits, and (3) that Officer may bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review.

      The notice of denial of benefits shall specify that Officer must forward any appeal to the Plan Administrator at the address provided in such notice. The notice may state that failure to appeal the action to the Plan Administrator in writing within the sixty (60) day period will render the determination final, binding and conclusive.

      If Officer appeals to the Plan Administrator, Officer may submit in writing whatever issues and comments he or she believes to be pertinent. The Plan Administrator shall reexamine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances. The Plan Administrator shall advise Officer in writing of:

            a. its decision on appeal;

            b. the specific reasons for the decision;

            c. the specific provisions of the Plan on which the decision is based; and

            d. Officer's right to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents and records.

      Notice of the Plan Administrator's decision shall be given within sixty
(60) days of Officer's written request for review, unless additional time is required due to special circumstances. In no event shall the Plan Administrator render a decision on an appeal later than one hundred twenty (120) days after receiving a request for a review. If the Plan Administrator fails to provide a decision with respect to Officer's appeal within the 60 (or, if applicable, 120) day period Officer may deem his or her appeal denied and may pursue the arbitration remedy set forth below.

      In the event that Officer fails to pursue his or her administrative remedies as set forth above within the specified periods, he shall have no further right to the benefits subject to his or her claim and agrees by executing this Agreement that he or she shall have no right to pursue such claim in arbitration or in a court of law.

      For purposes of this Claims Procedure under the Executive Severance Plan, Officer may act through a representative authorized in writing to act on his behalf, provided that such authorization is furnished to the Plan Administrator.

      In the event that Umpqua denies the Officer's appeal of the denial of his or her claim, in whole or in part, Umpqua and Officer's may agree to submit the Plan Administrator's decision to binding arbitration in lieu of Officer's right to pursue his claim in any court of law.

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14. NONCOMPETITION. This provision does not apply to California residents.

15. NON-SOLICITATION.For a period of two (2) years following termination of employment (the "Restriction Period"), Officer shall not solicit any customer of Umpqua or of any of its subsidiaries for services or products then provided by Umpqua or any of its subsidiaries. For purposes of this Section, "customers" are defined as (a) all customers serviced by Umpqua or any of Umpqua's subsidiaries at any time within 12 months before termination of Officer's employment, (b) all customers and potential customers whom Umpqua or any of Umpqua's subsidiaries, with the knowledge or participation of Officer, actively solicited at any time within 12 months before termination of Officer's employment, and (c) all successors, owners, directors, partners and management personnel of the customers just described in (a) and (b).

16. NONRAIDING OF EMPLOYEES. Officer recognizes that Umpqua's workforce is a vital part of its business; therefore, Officer agrees that for the Restriction Period, Officer will not to directly or indirectly solicit any employee to leave his or her employment with Umpqua or any of Umpqua's subsidiaries. This includes that Officer will not (a) disclose to any third party the names, backgrounds or qualifications of any Umpqua or any of Umpqua subsidiary's employees as potential candidates for employment, or (b) personally or through any other person approach, recruit, interview or otherwise solicit employees of Umpqua or any of Umpqua's subsidiaries to work for any other employer. For purposes of this Section, employees include all employees working for Umpqua or any of Umpqua's subsidiaries at the time of termination of Officer's employment.

17. CONFIDENTIAL INFORMATION. The parties acknowledge that in the course of Officer's duties, Officer will have access to and become familiar with certain proprietary and confidential information of Umpqua and its subsidiaries not known by its actual or potential competitors. Officer acknowledges that such information constitutes valuable, special, and unique assets of Umpqua's business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws. Officer agrees to hold in a fiduciary capacity and not use for Officer's benefit, nor reveal, communicate, or divulge during the period of Officer's employment with Umpqua or at any time thereafter, and in any manner whatsoever, any such data and confidential information of any kind, nature, or description concerning any matters affecting or relating to Umpqua's business, its customers, or its services, including information developed by Officer, alone or with others, or entrusted to Umpqua by its customers or others, to any person, firm, entity, or company other than Umpqua or persons, firms, entities, or companies designated by Umpqua. Officer agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to Umpqua's operations or business, or matters related to any of Umpqua's customers, some of which may be prepared by Officer, and all objects associated therewith in any way obtained by Officer, shall be Umpqua's property ("Umpqua Property"). Upon termination or at Umpqua's request, Officer shall promptly return all the Umpqua Property to Umpqua.

18. REASONABLENESS OF RESTRICTION PERIOD; EQUITABLE RELIEF. Officer acknowledges and agrees that the restrictive covenants in Sections 15, 16, and 17 are fair and reasonable and are the result of negotiation between Umpqua and Officer (and Officer's counsel, if Officer has sought the benefit of counsel). Officer further acknowledges and agrees that the covenants and obligations in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of the covenants and obligations will cause irreparable injury to Umpqua, for which adequate remedies are not available at law. Therefore, Officer agrees that Umpqua shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Officer from committing any violation of the covenants and obligations set forth in Sections 15, 16 and 17 of this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies Umpqua may have at law or in equity. If Umpqua institutes an action to enforce the provisions hereof, Officer hereby waives the claim or defense that an adequate remedy at law is available, and Officer agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

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19. DISPUTE RESOLUTION

            19.1 Arbitration. Except where such matters are deemed governed by ERISA and are the subject to Section 13 above, the parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by then-existing rules of arbitration procedure in Multnomah County Circuit Court except as set forth herein. Instead of filing of a civil complaint in Multnomah County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Multnomah County Circuit Court. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 19.2). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys' fees, costs and expenses in accordance with Section 19.2. There shall be no right of review in court. The arbitrator's award may be reduced to final judgment or decree in Multnomah County Circuit Court.

            19.2 Expenses/Attorneys' Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys' fees, filing and service fees, witness fees, and arbitrators' fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded.

            19.3 Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

20. NOTICES. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three (3) business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is properly addressed. Unless otherwise changed in writing, notice shall be properly addressed to Officer if addressed to the address of Officer on Umpqua's books and records at the time of mailing of such notice, and properly addressed to Umpqua if addressed to Umpqua Holdings Corporation, One SW Columbia, Suite 1200, Portland, Oregon 97258, Attention:
Chief Executive Officer.

21. BENEFICIARIES

            21.1 Beneficiary Designations. The Officer shall designate a beneficiary by filing a written designation with Umpqua. The Officer may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Officer and received by Umpqua during the Officer's lifetime. The Officer's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Officer or if the Officer names a spouse as beneficiary and the marriage is subsequently dissolved. If the Officer dies without a valid beneficiary designation, all payments shall be made to the Officer's estate.

            21.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Umpqua may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. Umpqua may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge Umpqua from all liability with respect to such benefit.

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22. GENERAL PROVISIONS

            22.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by federal ERISA, as it relates to the Severance Benefit and Change in Control Benefit as discussed in Section 13 above, and otherwise by the laws of the State of Oregon.

            22.2 Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

            22.3 Survival Provision. If any benefits provided in Sections 9, 10, or 11 of this Agreement are still owed, or claims pursuant to Section 13 are still pending, at the time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The nonsolicitation, non-raiding, confidential information, and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Officer may have against Umpqua.

            22.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            22.5 Entire Agreement. This Agreement constitutes the sole agreement of the parties regarding Officer's benefits in the event of termination or Change in Control and together with Umpqua's employee handbook governs the terms of Officer's employment. Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.

            22.6 Previous Agreements. This Agreement supersedes all prior oral and written agreements between the Officer and Umpqua, or any affiliates or representatives of Umpqua regarding the subject matters set forth herein.

            22.7 Waiver/Amendment. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach. This Agreement may only be amended by a writing signed by the parties.

            22.8 Assignment. Officer shall not assign or transfer any of Officer's rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. The rights and obligations of Umpqua under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Umpqua, regardless of the manner in which the successors or assigns succeed to the interests or assets of Umpqua. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Umpqua, by any merger, consolidation or acquisition where Umpqua is not the surviving corporation, by any transfer of all or substantially all of Umpqua's assets, or by any other change in Umpqua's structure or the manner in which Umpqua's business or assets are held. Officer's employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

      23. ADVICE OF COUNSEL. OFFICER ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, OFFICER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                           UMPQUA HOLDINGS CORPORATION

                                  By: /s/ Raymond P. Davis
                                      -----------------------------------------
                                      Raymond P. Davis, Chief Executive Officer

                                  OFFICER

                                      /s/ William Fike
                                      ---------------------------
                                      William Fike

                                    EXHIBIT A

              EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

      This is a confidential agreement (this "Separation Agreement") between you, William Fike, and us, Umpqua Holdings Corporation. This Separation Agreement is dated for reference purposes _____________, 20___, which is the date we delivered this Separation Agreement to you for your consideration. For purposes of this Separation Agreement Umpqua Holdings Corporation together with each of its subsidiaries or affiliates is referred to as "Umpqua."

      1. TERMINATION OF EMPLOYMENT. Your employment terminates [or was terminated] on _______________, 20___ (the "Separation Date").

      2. PAYMENTS. In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you the Severance Benefit specified in Section 9 or the Change in Control Benefit in Section 10, as appropriate, of the Agreement between you and Umpqua dated May 12, 2005 (the "Employment Agreement") on the dates provided therein (or on such other date or dates as may be mutually agreed upon by you and Umpqua or our successor). Such provisions of the Employment Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the material terms of the Employment Agreement and of this Separation Agreement.

      3. COBRA CONTINUATION COVERAGE. Your normal employee participation in Umpqua's group health coverage will terminate on the Separation Date. Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA). Continuation of group health coverage after the Separation Date is entirely at your expense, as provided under COBRA.

      4. TERMINATION OF BENEFITS. Except as provided in Section 3 above, your participation in all employee benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

      5. FULL PAYMENT. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us.

      6. NO FURTHER COMPENSATION. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation. We owe no further compensation or benefits of any kind, except as described in Section 2 above.

      7. RELEASE OF CLAIMS.

      (a) You hereby release (i) Umpqua and its subsidiaries, affiliates, and benefit plans, (ii) each of Umpqua's past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

      (b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys' fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

      (c) You specifically waive any rights or claims that you may have under the California Labor Code, the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993
(FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

      (d) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement. Should you apply for future employment with Umpqua, Umpqua has no obligation to consider you for future employment.

      (e) You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

      (f) This Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers' compensation benefits. This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

      (g) You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement. You assume this risk and all other risks of any mistake in entering into this Separation Agreement. You agree that this release is fairly and knowingly made.

      (h) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Separation Agreement.

      8. NO ADMISSION OF LIABILITY. Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of liability or wrongdoing by Umpqua.

      9. UMPQUA MATERIALS. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, including but not limited to the Umpqua Property, as defined in Section 17 of the Employment Agreement, which definition is incorporated herein by reference.

      10. NONDISCLOSURE AGREEMENT. You will comply with the covenant regarding confidential information in Section 17 of the Employment Agreement, which covenant is incorporated herein by reference.

      11. NO DISPARAGEMENT. You may not disparage Umpqua or Umpqua's business or products, and may not encourage any third parties to sue Umpqua.

      12. COOPERATION REGARDING OTHER CLAIMS. If any claim is asserted by or against Umpqua as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

      13. NONSOLICITATION; NO INTERFERENCE. During the Restriction Period, as defined in Section 15 of the

Employment Agreement, you will comply with Sections 15 and 16 of the Employment Agreement, incorporated herein by reference and Umpqua will have the right to enforce those provisions under the terms of Section 18 of the Employment Agreement, incorporated herein by reference. After the Restriction Period, you will not, apart from good faith competition, interfere with Umpqua's relationships with customers, employees, vendors, or others.

      14. INDEPENDENT LEGAL COUNSEL. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

      15. CONSIDERATION PERIOD. You have 21 days from the date this Separation Agreement is given to you to consider this Separation Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this Separation Agreement within this 21-day period, you will not be eligible to receive the benefits described in this Separation Agreement.

      16. REVOCATION PERIOD AND EFFECTIVE DATE. You have 7 calendar days after signing this Separation Agreement to revoke it. To revoke this Separation Agreement after signing it, you must deliver a written notice of revocation to Umpqua's Chief Executive Officer before the 7-day period expires. This Separation Agreement shall not become effective until the 8th calendar day after you sign it. If you revoke this Separation Agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this Separation Agreement.

      17. GOVERNING LAW. This Separation Agreement is governed by the laws of the State of Oregon that apply to contracts executed and to be performed entirely within the State of Oregon.

      18. DISPUTE RESOLUTION.

            (a) Except where such matters are deemed governed by ERISA or are the subject to Section 7 above, the parties agree to submit any dispute arising under this Separation Agreement to final, binding, private arbitration in Portland, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Separation Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Multnomah County Circuit Court except as set forth herein. Instead of filing of a civil complaint in Multnomah County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Multnomah County Circuit Court. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under subsection (b) of this Section). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys' fees, costs and expenses in accordance with subsection (b) of this Section. There shall be no right of review in court. The arbitrator's award may be reduced to final judgment or decree in Multnomah County Circuit Court.

            (b) The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys' fees, filing and service fees, witness fees, and arbitrators' fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded.

            (c) Notwithstanding any other provision of this Separation Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

      19. SAVING PROVISION. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

      20. FINAL AND COMPLETE AGREEMENT. Except for the Employment Agreement to the extent it is expressly incorporated herein by reference, this Separation Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

UMPQUA HOLDINGS CORPORATION

By: ____________________________________

Title: _________________________________

I, THE UNDERSIGNED, HAVING BEEN ADVISED TO CONSULT WITH AN ATTORNEY, HEREBY AGREE TO BE BOUND BY THIS SEPARATION AGREEMENT AND CONFIRM THAT I HAVE READ AND UNDERSTOOD EACH PART OF IT.

_________________________________________
William Fike

_________________________________________
Date

                             BENEFICIARY DESIGNATION

                                       FOR
                           UMPQUA HOLDINGS CORPORATION
                              EMPLOYMENT AGREEMENT

I designate the following as beneficiary of any payment or other benefits under my Employment Agreement payable following my death:

Primary: ____________________________________________________________

Contingent:
____________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S) AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

      I understand that I may change these beneficiary designations by filing a new written designation with Umpqua. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature: __________________________

            ___________________________

Date: _____________________________

Received by Umpqua this _________ day of ___________________, ______________.

By: _______________________________
Name: _____________________________
Title: ____________________________